Exhibit 99.1

News

June 2, 2021	Analyst Contact: Brandon Lohse
918-947-7472
Media Contact: Leah Harper
918-947-7123

ONE Gas, Inc. Announces Robert S. McAnnally

as Next President and Chief Executive Officer

TULSA, Okla. – June 2, 2021 – ONE Gas, Inc. (NYSE: OGS) announced today that Robert S. McAnnally, current senior vice president and chief operating officer, will succeed Pierce H. Norton II as president and chief executive officer on June 28, 2021, at which time he will also join the ONE Gas Board of Directors. The company recently announced Norton’s retirement from ONE Gas as president and chief executive officer, effective June 27, 2021.

“I’m pleased to announce Sid McAnnally as president and CEO of ONE Gas” said Eduardo A. Rodriguez, lead independent director. “Since ONE Gas was formed in 2014, the entire management team has collaborated and executed on a common mission, vision and strategic plan with the guidance of its core values. The result is a culture that creates value for all stakeholders. Sid is a proven leader in the organization and in the industry, and his experience will be an asset as the company continues to focus on creating a sustainable energy future,” Rodriguez added.

McAnnally has been with ONE Gas for six years, when he joined the company as senior vice president of operations. He was promoted to chief operating officer in 2020, assuming the additional responsibilities for the company’s administrative functions, including human resources, and information technology. Prior to joining ONE Gas, McAnnally served as senior vice president of customer service and marketing for Alabama Gas Corporation. Before joining Alabama Gas, McAnnally practiced law, representing utility, financial and corporate clients. He served as the chair of the Board of Trustees for the American Gas Foundation and is active in serving other industry and community organizations.

McAnnally holds a Juris Doctorate from the University of Alabama and a Bachelor of Arts degree from Auburn University. He has also attended numerous Executive Education Programs at the Harvard Business School.

“I’m honored to have the opportunity to lead talented and dedicated employees,” said McAnnally. “The commitment of our people to provide safe and reliable natural gas service every day makes a difference to our customers and in our communities. I look forward to continuing our strong operational and financial performance by focusing on our competitive advantages to build a sustainable energy future.”

ONE Gas, Inc. Announces Robert S. McAnnally as Next President and Chief Executive Officer

The company also announced Curtis L. Dinan, current senior vice president and chief commercial officer, will become senior vice president and chief operating officer and will assume the additional responsibilities for the company’s operations and safety functions along with his current functions of commercial activities, rates and regulatory, government affairs, community relations and customer service. Responsibilities of both Caron A. Lawhorn, senior vice president and chief financial officer, and Joseph L. McCormick, senior vice president and general counsel, remain unchanged.

Today’s announcement was the result of an ongoing succession planning process and oversight by the ONE Gas Corporate Governance Committee, led by Rodriguez. Following his retirement from ONE Gas, Norton has accepted the role of president and chief executive officer of ONEOK Inc. (NYSE: OKE).

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ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.